Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

BULLETIN!	BULLETIN!	BULLETIN!

SuperGen will hold a telephone conference call today, Thursday, Feb. 24, 2005 at 4:30 p.m. (EST) / 1:30 p.m. (PST). Dr. James Manuso, Chairman, President and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; and Michael Molkentin, Chief Financial Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should call 800-901-5213 (international callers dial +1-617-786-2962) at approximately 4:20 p.m. (EST). The passcode for the call is 90681621. Those not wishing to participate may listen to the live webcast of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on SuperGen’s web site for 90 days.

SuperGen Reports 2004 Fourth Quarter and Year-End Financial Results

DUBLIN, Calif., February 24, 2005 – SuperGen, Inc. (NASDAQ: SUPG) today announced financial results and corporate highlights for the fourth quarter and year ended December 31, 2004.  The Company reported a net loss for 2004 of $46.9 million, or $1.04 per diluted share, compared with a net loss of $53.5 million, or $1.56 per diluted share, for the same prior year period.  The decrease in net loss is primarily due to an increase in Nipent® (pentostatin for injection) net product revenues and revenues from the license agreement with MGI PHARMA, offset by an increase in overall costs and operating expenses.

Financial Highlights Include:

•                  Net product revenues for 2004 increased approximately 15% from the prior year primarily due to an increase in Nipent sales.

•                  Revenues from the license agreement from MGI were approximately $18.9 million.

•                  The Company closed the year in a stronger financial position with unrestricted cash, cash equivalents, and marketable securities totaling $56.8 million.

•                  During the 2004 fourth quarter, the Company repaid the remaining obligation associated with a convertible debt transaction completed in June 2003 through the issuance of common stock.

“SuperGen enters 2005 with an improved financial position. During 2004, we implemented important strategic measures that we believe will enable us to build for the future.  Our improved financial position enhances SuperGen’s ability to execute its 2005 business plan and gives us the flexibility to expand our product pipeline,” said Dr. James Manuso, President and Chief Executive Officer.

2004 Fourth Quarter Results

The Company reported a net income for the 2004 fourth quarter of $5.5 million, or $0.11 per diluted share, compared with a net loss of $18.8 million, or $0.52 per diluted share, for the same prior year period.  The increase in net income is primarily due to an increase in net product revenues, revenues from the license agreement with MGI PHARMA and a decrease in overall costs and operating expenses.

Total revenues for the 2004 fourth quarter were $23.3 million, compared with $0.7 million for the same prior year period.  Total revenues include $12.5 million of milestone revenue, $2.5 million of development and license revenue for recognition of deferred revenue related to the upfront payment received and $2.9 million of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA in September 2004, which granted MGI exclusive rights to the development, manufacture, commercialization and distribution of Dacogen™ (decitabine).  2004 fourth quarter revenues also included $5.0 million from Nipent® (pentostatin for injection) revenues.

Total costs and operating expenses for the 2004 fourth quarter were $14.6 million, compared with $16.9 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the 2004 fourth quarter was a decrease in development expenses associated with the Orathecin™ (rubitecan) capsules and Dacogen programs offset by an increase in cost of sales due to higher levels of net product revenue and an increase in sales and marketing expenses associated with the Orathecin and Dacogen programs in the United States and Europe.

The net income for the 2004 fourth quarter includes $0.4 million in interest expense, $2.9 million in amortization of deemed discount on convertible debt and a change in the valuation of derivative of $0.2 million offset by $0.3 million in interest income.  The interest expense, amortization of deemed discount on convertible debt, and change in the valuation of derivative pertain to a convertible debt transaction completed in June 2003.

2004 Year-End Results

Total revenues for the 2004 fiscal year were $32.0 million compared to $11.5 million for the same prior year period.  Total revenues include $12.5 million of milestone revenue, $2.7 million of development and license revenue for recognition of deferred revenue related to the upfront payment received and $3.6 million of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA in September 2004, which granted MGI exclusive rights to the development, manufacture, commercialization and distribution of Dacogen, and an increase of approximately 16 percent in Nipent sales due to an increase in demand and higher product pricing resulting from the acquisition of European marketing rights for Nipent.

Total costs and operating expenses for fiscal 2004 were $56.9 million, compared with $54.6 million for the same prior year period.  The primary reason for the increase in total operating expenses for 2004 was an increase in cost of sales due to higher levels of net product revenue and an increase in sales and marketing expenses associated with the Orathecin and Dacogen programs in the United States and Europe, offset by a decrease in development expenses associated with these programs.

The net loss for fiscal 2004 includes a non-cash charge of $3.6 million related to the derivative accounting treatment of initially unregistered warrants issued in connection with the private placement of shares of our common stock completed in March 2004 in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, a non-operating charge of $7.9 million that reflects an other than temporary decline in value in the Company’s equity investment in AVI BioPharma, $2.3 million in interest expense and $12.7 million in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $3.9 million.  The interest expense, amortization of deemed discount on convertible debt, and change in the valuation of derivative pertain to the convertible debt transactions completed during 2003.

Recent Corporate Events:

•                  October 2004:  The European Agency for the Evaluation of Medicinal Products (EMEA) accepted for review SuperGen’s Marketing Authorization Application (MAA) of Dacogen.

•                  November 2004:  SuperGen’s New Drug Application (NDA) seeking approval of Dacogen was submitted to the Food and Drug Administration (FDA). In January 2005, the Company announced the NDA was accepted for filing.

•                  November 2004:  The FDA approved SuperGen’s Abbreviated New Drug Application (ANDA) for Paclitaxel Injection.  The drug is equivalent to Bristol-Myers Squibb’s Taxol ® Injection; an anti-tumor agent that has become one of the most widely used anti-cancer products.

•                  December 2004:  Eight abstracts of SuperGen’s marketed anticancer drug Nipent were highlighted during General Poster Sessions and in various oral symposia during the proceedings of the American Society of Hematology’s Annual Meeting held in San Diego, CA.  The eight abstracts discussed the use of Nipent in combination with other chemotherapeutic agents, to treat chemotherapy-naïve B-cell Chronic Lymphocytic Leukemia (CLL) and Hairy Cell Leukemia patients.  A novel regime of pentostatin, cyclophosphamide and rituximab (PCR) demonstrated clinical activity in B-cell CLL with modest toxicity.

•                  January 2005:  SuperGen withdrew its NDA for Orathecin Capsules after determining that the current data package would not be sufficient to gain approval at this time in the U.S. The Company’s European submission of Orathecin is currently under review.

•                  January 2005:  In connection with its 2005 corporate objectives, SuperGen reorganized its business operations and implemented an 18% workforce reduction.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders. The Company’s website can be found at www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. The forward-looking statements include statements regarding the strength of our financial position, our ability to execute our 2005 business plan and expand our product line, expectations regarding demand for Nipent and related revenues, expectations about Orathecin and the MAA submission, expectations about the submission of the MAA for Dacogen, expectations about the filing of the NDA for Dacogen, expectations regarding the commercialization of Orathecin and Dacogen, expectations regarding the license agreement with MGI PHARMA, Inc. and expectations regarding future revenue and operating and net income or loss. The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to regulatory approval of Orathecin and Dacogen, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and the successful commercialization of our products, if approved. For example, anticipated Nipent demand may be lower than expected due to the introduction of competing drugs or other factors, the analysis by the FDA of Dacogen data may take longer than currently anticipated and the data may not support FDA approval.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including the report on Form 10-Q for the quarter ended September 30, 2004.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about SuperGen, please contact:

Timothy L. Enns	Sharon Weinstein
SuperGen, Inc.	Noonan/Russo
Tel: (925) 560-0100 x111	Tel: (212) 845-4271
E-mail: tenns@supergen.com	E-mail: sharon.weinstein@eurorscg.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow....

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$5,484	$746	$13,127	$11,437
Development and license revenue	17,847	—	18,866	—
Other revenue	—	—	—	57

Total revenues	23,331	746	31,993	11,494

Costs and operating expenses:
Cost of sales	1,221	504	4,135	3,865
Research and development	4,831	8,871	23,978	26,312
Selling, general, and administrative	8,559	7,477	28,800	24,436

Total operating expenses	14,611	16,852	56,913	54,613

Income (loss) from operations	8,720	(16,106)	(24,920)	(43,119)

Interest income	306	105	624	474
Interest expense	(420)	(1,168)	(2,338)	(3,981)
Amortization of deemed discount on convertible debt	(2,879)	(4,589)	(12,657)	(13,738)
Other than temporary decline in value of investments	—	—	(7,851)	—
Change in valuation of derivatives	(184)	2,924	282	6,894

Net income (loss)	$5,543	$(18,834)	$(46,860)	$(53,470)
Net income (loss) per common share:
Basic	$0.11	$(0.52)	$(1.04)	$(1.56)
Diluted	$0.11	$(0.52)	$(1.04)	$(1.56)
Weighted average shares outstanding:
Basic	50,262	36,046	44,953	34,276
Diluted	53,132	36,046	44,953	34,276

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2004	2003
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$38,394	$5,055
Marketable securities	18,235	7,511
Restricted cash and investments	—	10,629
Accounts receivable, net	4,926	507
Development revenue receivable	12,809	—
Due from related parties	—	319
Inventories	3,306	3,965
Prepaid financing costs	—	1,811
Prepaid expenses and other current assets	1,403	2,433
Total current assets	79,073	32,230

Marketable securities, non-current	188	1,921
Investment in stock of related parties	798	883
Due from related parties, non-current	93	118
Property, plant and equipment, net	3,635	4,420
Developed technology at cost, net	—	365
Goodwill, net	731	731
Other intangibles, net	677	111
Restricted cash and investments, non-current	9,432	13,927
Other assets	30	30
Total assets	$94,657	$54,736

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$4,644	$3,558
Convertible debt, current portion, net of discounts	—	13,593
Derivative liability	1,607	5,505
Payable to AVI BioPharma, Inc.	565	565
Deferred revenue	11,572	—
Accrued payroll and employee benefits	2,129	2,193
Total current liabilities	20,517	25,414

Deferred rent	927	808
Deferred revenue, non-current	—	1,667
Total liabilities	21,444	27,889

Stockholders’ equity	73,213	26,847
Total liabilities and stockholders’ equity	$94,657	$54,736